UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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RITE AID CORPORATION
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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This report, as well as our other public filings or public statements, include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•       our high level of indebtedness;

•       our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility and other debt agreements;

•       our ability to improve the operating performance of our existing stores in accordance with our long term strategy;

•       our ability to hire and retain pharmacists and other store personnel;

•       our ability to open or relocate stores according to our real estate development program;

•       the efforts of private and public third-party payors to reduce prescription drug reimbursement and encourage mail order;

•       competitive pricing pressures and continued consolidation of the drugstore industry;

•       changes in state or federal legislation or regulations;

•       the outcome of lawsuits and governmental investigations;

•       general economic conditions and inflation, interest rate movements and access to capital; and

•       other risks and uncertainties described elsewhere in this filing and from time to time in our other filings with the Securities and Exchange Commission (“the SEC”).

We undertake no obligation to update or revise the forward-looking statements included in this report, whether as a result of new information, future events or otherwise, after the date of this report. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences are discussed in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview and Factors Affecting Our Future Prospects” included in the Company's Annual Report on Form 10K for the fiscal year ended March 4, 2006.

To Our Fellow Stockholders, Customers and Associates,

Rite Aid completed fiscal 2006 with significant positive momentum as our pharmacy business turned around the second half of the year, and we posted solid non-pharmacy same store sales gains in all four quarters. These positive trends show that the strategic initiatives designed to grow our business and improve our long-term financial performance are working.

Our new health and wellness offerings, our focus on attracting more seniors with our “Living More” loyalty program and the successful launch by our pharmacists of the new Medicare prescription drug plan contributed to these improvements in sales. So did our effective promotional and seasonal programs, successful new product launches in beauty and our popular exclusive and private brands. From the latest health remedies to a large variety of non-pharmacy products, we’re giving customers the support and merchandise they need to make every day a little easier. We’re also giving them the tools they need to better manage their health.

Thanks to the efforts of our Rite Aid associates, we received higher marks for customer satisfaction this past year, which also contributed to our sales growth. Using an interactive telephone survey, we ask customers daily to rate their shopping experience at our stores. Overall satisfaction, especially the timeliness of filling prescriptions, improved significantly, and we’re committed to continuing to improve the shopping experience. We appreciate that thousands of our customers took the time during National Pharmacist Month last October to write and tell us about the great service they get from their Rite Aid pharmacist.

But innovative products and satisfying customers are only part of the equation. Execution at the store level is another, which is why in fiscal 2006 we created a more cohesive and effective operations organization by putting all functions that impact the stores under Jim Mastrian, our new Chief Operating Officer. Jim’s already having a positive impact and has added a Regional Vice President of Pharmacy to each of our 16 operating regions to intensify our focus on that side of our business.  Increasing our geographic operating divisions from three to four also provides more management support for achieving operational excellence in the more than 3,300 Rite Aid stores.

Critical to our long-term strategy is our new store development program, which continued to ramp up in fiscal 2006 as we added 76 new and relocated stores and built the pipeline for approximately 125 more in fiscal 2007. Our goal is to open an increasing number of new stores each year so that we add 800 to 1,000 new and relocated stores by the end of fiscal 2010. Just as we’re creating a new kind of drugstore with our health and wellness offerings, we’re creating a new kind of drugstore with our new “Customer World” store design. With its wide aisles, clearly marked departments, creative displays and pharmacy as the star, it’s not surprising that we’re getting rave reviews. We’re also happy to report that relocating an older Rite Aid store to a new “Customer World” has resulted in double-digit sales increases.

We are well positioned to execute this new store development as well as our other growth plans. With the amendment of our senior credit facility last year, we finished fiscal 2006 with lower interest expense, increased liquidity and more capital available to invest in our business.

It’s important to mention one other significant event, which occurred at the end of last year. The U.S. Attorney’s Office notified us that it ended its investigation into Rite Aid related to the business practices of previous management under former CEO Martin Grass with no fine to the company. We’re pleased to note that one of the reasons cited for this decision was the “exemplary cooperation of the company during the investigation”  which “did everything we asked of them, and then some.”

That’s a brief look at where we’ve been. We know investors also want to know where we’re going. So we’ve answered the questions they ask us most often.

How does Rite Aid plan to compete with other drugstore chains that are building and acquiring stores more aggressively?

Our new store growth will be focused in Rite Aid’s most strategic markets—markets like Baltimore, Philadelphia, Pittsburgh, New York and Los Angeles—to protect and grow our already strong market share. Building in existing markets gives us a faster return on investment than entering new ones by leveraging already existing expenses like field management, distribution and advertising. About 50 percent of our planned openings will be relocations of existing stores, which turn profitable more quickly than brand-new builds. But building our own stores is not the only way we are using our capital to grow. We also have an aggressive program to buy prescription files from pharmacies that want to close and move those prescriptions—and often the pharmacy staff—to a nearby Rite Aid. And we’ll continue to evaluate acquisition opportunities as they become available. We also plan to continue our successful operational and marketing programs to combat competitive openings and support priority markets.

You talk a lot about health and wellness. What does that mean and why are these offerings so important to Rite Aid?

They are important to Rite Aid because they are important to our customers. People today more than ever want to stay fit and improve or maintain their quality of life. Focusing on health and wellness sets us apart from other drugstores.

At a Rite Aid store you can get advice on how to manage your diabetes, soothe your allergies, improve your nutrition and help prevent heart disease. This year you’ll also be able to learn how to protect yourself from skin cancer and better manage your weight. Programs focused on specific health conditions like these reinforce the expertise of our pharmacists as health care providers and provide an opportunity for us to market related products.

If you’re enrolled in our “Living More” senior loyalty program, for example, our pharmacists will send you a quarterly newsletter with advice and offers related to your particular health care needs.  “Living More,” with nearly 2 million seniors now enrolled, gives us a competitive advantage in attracting new senior customers, especially with the launch of the new Medicare prescription drug benefit. As does our expanded home health care category, which now offers products like wheelchairs, canes and bath grab bars to cater to the mobility and safety concerns of this fast growing market.

And to help our customers stay fit, there are now GNC Living Well stores in one-third of our stores. Besides offering a wide variety of nutritional and wellness products, they help differentiate us from our competitors. We’ll continue to add them to more of our stores.

Convenience is a big factor when customers are looking to improve their health. That’s why the in-store health clinics that opened in some of our stores in the Portland, Oregon market last year are so popular. This low-cost care for common family illnesses provided by certified nurse practitioners has attracted thousands of patients, and we’re looking at adding services like this to more of our stores.  We’re also expanding our adult immunization program so that next month, customers can get basic shots directly from their neighborhood pharmacist at 600 Rite Aid stores.

Also growing is Rite Care, our medication therapy management (MTM) program where our pharmacists partner with physicians and the University of Pittsburgh to treat patients with chronic illness. While the demand for such highly personalized fee- for- service programs is just beginning, we are one of the few pharmacies in the nation with a scalable, replicable model. We’ll be ready to expand as more private and government payors realize that MTM programs can reduce long-term health care costs, and they gain in popularity.

What are the main opportunities and threats you see impacting your business this year?

First, U.S. prescription sales will continue to grow in the  mid-to-high single digits annually over the next five years,  according to the research firm IMS Health. The U.S. population is aging, and older patients take more prescriptions. Doctors continue to emphasize drug therapy to prevent serious illness, and pharmaceutical manufacturers continue to spend billions of dollars  to develop new drugs targeted at diseases like Alzheimer’s, cancer and diabetes. The growth we’ve started to see in the use of specialty drugs is expected to be only the tip of the iceberg.

Besides this real growth, there are three unique industry events that will impact sales, but more importantly, impact margins in fiscal 2007. They are 1) the dramatic increase in new generic drugs coming to market the second half of 2006;  2) the new Medicare prescription drug benefit; and 3) potential dramatic cuts to retail pharmacy’s reimbursement to fill Medicaid prescriptions.

On the positive side is the increase in new generic drugs expected this year as several blockbuster brand drugs with billions of dollars in annual sales are set to lose patent protection. This new generic competition means patients will be able to pay less for the same medication as the brand counterpart, and health plans will be able to pay less to cover the drug. This results in lower total sales for retail pharmacy, but more importantly, it drives higher margins. With our already industry-leading generic dispense rate, we are poised to take full advantage of this opportunity.

While the Medicare prescription drug benefit (known as Medicare Part D) means lower margins for retail pharmacy, we expect it will continue to drive additional senior prescriptions to Rite Aid as it has since the January launch. Seniors come to Rite Aid because of our knowledgeable pharmacists, our marketing programs with leading Part D plan providers Aetna, Humana, Coventry and United Healthcare, our “Living More” senior loyalty program and the convenience of going to their  neighborhood drug store now that the price of the prescription is  the same at any pharmacy in the same Part D plan. We expect that, long term, increased volume from Medicare Part D will make up for the lower reimbursement we receive for filling these prescriptions.

On the negative side is the dramatically reduced reimbursement retail pharmacy will receive for filling Medicaid prescriptions if the Deficit Reduction Bill passed by Congress goes into effect with the way the new reimbursement formula is currently defined. These cuts are set to start in January 2007. We’re working with the rest of our industry to convince legislators at both the Federal and state levels that retail pharmacy needs to be fairly reimbursed for the Medicaid prescriptions it dispenses and the Medicaid patients it serves to make sure all of our patients continue to have full access to their neighborhood pharmacy.

What are you doing in fiscal 2007 to improve your performance?

Along with our new store development program, we’re focused on improving the productivity of our existing stores. We know there is room to grow, with initiatives to increase sales and improve the Rite Aid shopping experience, while at the same time, better manage our expenses.

That’s why we’ve set six critical priorities for fiscal 2007:  growing pharmacy sales and prescription count, increasing non-pharmacy sales, improving customer and associate satisfaction because satisfied associates provide better service, improving operational execution,   recruiting and retaining pharmacy talent and controlling costs.

Each priority is backed by a cross-functional team led by a member of senior management and charged with enhancing and developing initiatives to improve our business and deliver value to our stockholders. Here are a few examples:

•       We’ll continue our commitment  to creating a new kind of drugstore, focused on health and wellness programs and services to attract both pharmacy and non-pharmacy customers. That includes new and better benefits in our “Living More” senior loyalty program, since “Living More”

members spend more at Rite Aid than other seniors,  and the program positions us well to attract the millions of seniors who have not yet signed up for Medicare Part D.

•       We’ll build upon last year’s success in improving the customer experience. We’ve set our goals higher this year, and we’ll re-examine our hiring, training, workflow and complaint resolution procedures to make sure there’s nothing standing in our way.

•       To take maximum advantage of the higher margins of the new generic drugs coming to market, we’ll market these new cost-saving drugs to patients, physicians and managed care payors and have additional plans in place to increase our already industry-leading generic dispense rate.

•       We’ll add 275 new items to our  private and exclusive brands under the Rite Aid, Pure Spring, Big Fizz, SalonPlus and PharmAssure labels, which provide better  value for our customers than the national brands and higher margins for us; and

•       We’ll focus on reducing costs with initiatives to improve inventory turns, strengthen safety programs, reduce inventory returns and lower utility costs.

What effect does your current debt level have on achieving your growth strategies?

In the last five years we’ve reduced our debt dramatically, from $6.6 billion at the end of 2000 to $3.1 billion today. This is an acceptable level for us, given the more immediate need to grow our store base, which we believe will bring a better return for our stockholders. Last year we amended our senior credit facility and put in place a $1.75 billion revolving credit facility. With ample liquidity, strong cash flow, a successful sale leaseback program and access to capital markets we expect to be able to fund all of our growth plans and cover our debt maturing later this year.

What keeps you up at night?

If we had to pick what worries us the most, it would be recruiting the best talent when there’s so much competition for good people out there. This is especially true for pharmacy.  Our worry may be overblown since our state-of-the-art pharmacy technology, the chance to improve patient care through innovative health and wellness programs and our new operations structure with more opportunity to move into management are all attractive to pharmacists. We also have excellent relationships with pharmacy schools as evidenced by our recent Education Connection Conference, which many of the deans of the top pharmacy schools attended. Nevertheless, to make sure we are recruiting and retaining the best talent, we’ve made it one of our critical priorities.

Speaking of talent, we thank the more than 70,000 Rite Aid associates for their hard work this past year. We are proud of their commitment to caring for our customers every day, and especially after Hurricane Katrina struck the Gulf Coast last year. Many quickly flew to the region, and Rite Aid associates across the country helped raise more than $1 million for the victims. Those living in Mississippi, Alabama and Louisiana deserve special recognition for working tirelessly to open mobile pharmacies and reopen stores to serve their neighbors, even when many had lost so much themselves. While Katrina had no material financial impact on Rite Aid, the impact of our associates’ swift and caring response will be remembered in those communities for a long time to come.

Their  response to this disaster is only one example of our associates’ belief in our core value to “give back to the community in meaningful ways.” Another is the nearly $4 million they raised for children’s hospitals in the Children’s Miracle Network. Many of them are also involved in the local charitable programs focusing on women, families and health that the Rite Aid Foundation supported with more than $1.1 million last year.

We thank our suppliers, who are terrific partners, and we appreciate their valuable input into improving our business, especially those who serve on our supplier advisory boards. We thank our customers for their loyalty and promise to keep focused on satisfying them more every day.

We thank our Board of Directors for their wise counsel and are pleased to have increased the diversity of our Board last year. We welcome the expertise of Marcy Syms, Joseph B. Anderson and Robert Mariano who joined last September and appreciate their desire to help guide our company forward. As part of our continuing commitment to effective corporate governance, our Board recently voted unanimously to give our stockholders a greater voice in choosing directors by adopting a policy on majority voting.

And we thank our stockholders for their continued support. While our full year fiscal 2006 results were not as strong as we had hoped, we made substantial progress on our growth initiatives as evidenced by positive pharmacy same store sales increases in the second half of the year and prescription count growth in the fourth quarter. We remain optimistic about the business of retail pharmacy, our store growth program and the other initiatives we have underway to deliver future value.

Robert G. Miller	Mary Sammons
Chairman	President, CEO and Director